CENTER BANCORP, INC. ANNOUNCES PRELIMINARY APPROVAL FOR PARTICIPATION IN THE U.S. TREASURY DEPARTMENT’S TARP CAPITAL PURCHASE PROGRAM Announces Preliminary Approval to Participate in the US Department of Treasury Capital Purchase

UNION, NJ -- (GLOBE NEWSWIRE) -- 12/9/2008 -- Center Bancorp, Inc. (NASDAQ: CNBC),  the parent company for Union Center National Bank, (“UCNB”), announced today that it has received preliminary approval to participate in the U.S. Treasury Department's TARP Capital Purchase Program.   On December 5, 2008, the Corporation was advised by the Treasury that the Corporation’s application under the program was approved, subject to a final closing in the next 30 days.  The Corporation filed an application with the Treasury under such program for the sale to the Treasury of $10 million in CNBC’s nonvoting senior preferred stock and warrants to purchase $1.5 million of the Corporation’s common stock. The non-voting senior preferred shares to be issued to the Treasury will pay a dividend of 5 percent annually for the first five years after issuance and 9 percent annually after the fifth year, if they are not redeemed. Participation in the program is subject to the Treasury Department's standard terms and conditions, and the sale of preferred shares and warrants is subject to the completion and review of necessary documentation.

The Corporation intends to use the proceeds from this sale for general corporate purposes, which include additional capital to grow lending operations. The $10 million requested by the Corporation amounted to approximately 50 percent of what the Corporation had qualified for, which CNBC felt was adequate for its strategic growth.

CNBC has no current need to participate in other aspects of the Treasury's overall TARP program, specifically the sale of troubled assets to the Treasury.  However, as previously announced, it voluntarily elected to participate in the FDIC's fee-based expanded insurance program which provides, without limitation, a guarantee on all of UCNB’s non-interest bearing accounts through December 31, 2009.

“We believe that participation in the Capital Purchase Program makes good sense for CNBC, providing us with an attractive low-cost alternative to other capital sources in today's market," remarked Anthony C. Weagley, President  & CEO.

Mr. Weagley further added, "although CNBC is a well-capitalized organization, we believe this program provides an excellent opportunity for healthy banks to participate in and support the recovery of the U.S. economy. We chose to voluntarily enter the program in order to meet the spirit of the Treasury's efforts to provide additional long-term funds to facilitate lending by banks.  As reported, the Corporation’s loan originations for the third quarter increased in the commercial sector, primarily in commercial mortgages.  The UCNB name has become increasingly visible and our trademark service has strengthened our brand recognition statewide.  The flexibility offered by the Treasury's program will allow us to continue to maintain the current pace of customer growth previously achieved for the third quarter and first nine months of 2008.  We are optimistic that the Corporation will continue to build its loan volume throughout 2009. Our pipelines have remained strong during the fourth quarter and increased activity in the lending sector is expected to support continued growth in the loan portfolio and improvement in our earning-asset mix.  “

At September 30, 2008, the Corporation’s capital ratios were all above the level required to be categorized as "well capitalized." CNBC’s total risk-based capital, Tier I capital, and leverage capital were 11.03 percent, 10.22 percent, and 7.73 percent, respectively, at September 30, 2008.

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust services , elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, Union Hospital and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded into northern and central New Jersey. At September 30, 2008, Center Bancorp had total assets of $1.0 billion, total deposit funding sources, which includes overnight repurchase agreements, of $721.7 million and stockholders' equity of approximately $80.6 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding ultimate participation in the TARP Capital Purchase Program, the use of proceeds from the sale of securities to the U.S. Treasury, the pace of customer growth, future loan volumes and earning-asset mix) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
(908) 206-2886